SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  __________

                                  FORM 8-A/A
                                AMENDMENT NO.2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                     REFAC
            _______________________________________________________
            (Exact name of registrant as specified in its charter)


             Delaware                                       13-1681234
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    (State of incorporation                                (I.R.S. Employer
        or organization)                                   Identification No.)


          115 River Road - Suite 110
            Edgewater, New Jersey                           07020-1099
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   (Address of principal executive offices)                (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

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  Title of each class                         Name of each exchange on which
  To be so registered                         each class is to be registered
_______________________                  ______________________________________
_______________________                  ______________________________________

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registration pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights
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                               (Title of Class)



ITEM 1. Description of Registrant's Securities to be Registered.

         On February 26, 2003, the Company entered into Amendment No.2 to Rights Agreement (the "Amendment"), with American Stock Transfer & Trust Company, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference. The Amendment provides that the rights under the Rights Agreement shall expire on the earliest of (i) the effective date of the merger of the Company with a subsidiary of Palisade Concentrated Equity Partnership, L.P. ("Palisade"), as provided in the Agreement and Plan of Merger, dated as of August 19, 2002, by and among the Company, Palisade and Palisade Merger Corp., (ii) 5:00 P.M., New York City time, on April 26, 2012, or such later date as may be established by the Board of Directors prior to the expiration of the rights or (iii) the time at which the rights are redeemed or exchanged. The effective date occurred and the rights expired on February 28, 2003.


ITEM 2.  Exhibits.

         1. Amendment No.2 to Rights Agreement, dated as of February 26, 2003, between Refac and American Stock Transfer & Trust Company.


                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                              REFAC

                                              By: /s/ Robert L. Tuchman
                                                  ----------------------------
                                                    Robert L. Tuchman,
                                                    Chief Executive Officer,
                                                    President, and General
                                                    Counsel

Dated as of: February 26, 2003

                                                                     EXHIBIT 1


                      AMENDMENT NO.2 TO RIGHTS AGREEMENT

         This Amendment No. 2 to Rights Agreement is dated as of February 26, 2003, between REFAC, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of April 30, 2002, which was amended pursuant to Amendment No.1 to Rights Agreement, dated as of August 19, 2002 (as amended, the "Rights Agreement");

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agree ments set forth herein and in the Rights Agreement, the parties hereby agree as follows:

            Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 1.

                  (a) Section 7(a) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                  "Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in
                  Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one ten-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Effective Date of the Palisade Merger, as defined in the Palisade Merger Agreement, (ii) 5:00 P.M., New York City time, on April 26, 2012, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the ("Final Expiration Date") or (iii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

            Section 2. Miscellaneous.

                  (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                  (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  (c) This Amendment may be executed in two counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both of such counterparts shall together constitute but one and the same instrument.

                  (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                      REFAC


By /s/ Raymond A. Cardonne, Jr.              By /s/ Robert L. Tuchman
   --------------------------------            ------------------------------
   Name:  Raymond A. Cardonne, Jr.             Name:  Robert L. Tuchman
   Title: Vice President and CFO               Title: President


Attest:                                      AMERICAN STOCK TRANSFER
                                                & TRUST COMPANY


By /s/ Susan Silber                          By /s/ Herbert J. Lemmer
  ------------------------------               ------------------------------
   Name:  Susan Silber                         Name:  Herbert J. Lemmer
   Title: Assistant Secretary                  Title: Vice President